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                                                                Exhibit 12

                             VIACOM INC. AND SUBSIDIARIES
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES  AND
              RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                               DIVIDEND REQUIREMENTS
                                  (In millions)
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



                                                        Nine Months Ended
                                                          September  30               Year Ended December 31,
                                                        ----------------  -----------------------------------------------
                                                             1996          1995     1994      1993       1992      1991
                                                             ----          ----     ----      ----       ----      ----
Earnings (loss) before income taxes                           $399.7      $689.2    $376.7    $301.8    $155.6      $8.2

Add:
    Share in income of fifty-percent-owned affiliates and
     distributed income of affiliated companies                 21.7        30.3      30.0      13.4       9.5       5.6
    Interest expense, net of capitalized interest              637.4       867.0     526.7     154.1     195.2     298.1
    Capitalized interest amortized                               4.7        11.2       6.9       2.1       2.4       2.4
    1/3 of rental expense                                      133.5       171.1      83.9      24.8      22.6      21.5
    Preferred stock dividends-Majority owned Subs                0.0         0.3       0.0       0.0       0.0       0.0
                                                            -------------------------------------------------------------
Earnings                                                    $1,197.0    $1,769.1  $1,024.2    $496.2    $385.3    $335.8
                                                            -------------------------------------------------------------
                                                            -------------------------------------------------------------
Fixed charges:

    Interest costs on all indebtedness                      $  643.4      $889.3    $536.3    $154.5    $195.7    $298.6
    1/3 of rental expense                                      133.5       171.1      83.9      24.8      22.6      21.5
    Preferred stock dividend-maj. owned subs                     0.0         0.3       0.0       0.0       0.0       0.0
                                                            -------------------------------------------------------------
Total fixed charges                                           $776.9    $1,060.7    $620.2    $179.3    $218.3    $320.1

Preferred Stock dividend requirements                          123.3       151.9     288.5      22.4      --        --
                                                            -------------------------------------------------------------
Total fixed charges and Preferred Stock dividend
    requirements                                              $900.2    $1,212.6    $908.7    $201.7    $218.3    $320.1
                                                            -------------------------------------------------------------
                                                            -------------------------------------------------------------
Ratio of earnings to fixed charges                               1.5x        1.7x      1.7x      2.8x      1.8x      1.0x
                                                            -------------------------------------------------------------
                                                            -------------------------------------------------------------
Ratio of earnings to combined fixed charges and
    Preferred Stock dividend requirements                        1.3x        1.5x      1.1x      2.5x       (a)       (a)
                                                            -------------------------------------------------------------
                                                            -------------------------------------------------------------
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     (a) The Company did not have any Preferred stock outstanding from 1991 to October 1993.